[LOGO] Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on 5/7/08. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following materials are available for view:

- Proxy Statement

- Annual Report To view this material, have the 12-digit Control #'(s) available on the following page and visit: www.proxyvote.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 4/17/08.

To request material: Internet: www.proxyvote.com Telephone: 1-800-579-1639 **Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12 Digit Control# (located on the following page) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

KBR, INC. Vote In Person Should you choose to vote these shares in person at the meeting you must request a copy of the material. Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions. ATTN: DOLORES BROOKS 601 JEFFERSON STREET, SUITE 3400 HOUSTON, TX 77002 R1KBR1

The Annual Meeting for holders as of 3/14/08 is to be held on 5/7/08 at 9:00 a.m. CDT at: The Houstonian Hotel 111 North Post Oak Lane Houston, TX, 77024 (713) 680-2626

Directions

Take I-10 heading West. Exit onto Loop 610 South. Take Woodway Drive exit and turn right (West). First traffic signal is North Post Oak Lane. Right turn onto North Post Oak Lane. Left turn at first 4-way stop into The Houstonian Hotel complex. A guard at the entrance will direct you to the hotel. Downtown Houston I-10 Memorial Drive N. Post Oak Lane Woodway Loop 610 I-59 R1KBR2

Voting items The Board of Directors recommends that you vote FOR election of each Class II director nominee listed below.

1. To elect three Class II directors to serve for the ensuing three years and until their successors shall be elected and shall qualify;

Nominees for Class II director-Term Ending 2011: 01) John R. Huff 02) Lester L. Lyles 03) Richard J. Slater

The Board of Directors recommends that you vote FOR proposals 2 and 3.

2. To ratify the selection of KMPG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. for the year ending December 31, 2008; and

3. To approve the KBR, Inc. 2009 Employee Stock Purchase Plan. R1KBR3

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